Exhibit 99.1

News Release
Contact:	Mike Dunn	Ron Gruendl	Jamie Brookes
	(212) 922-7859	(412) 234-7157	+44 20 7163 2146
	dunn.mg@mellon.com	gruendl.rr@mellon.com	brookes.j@mellon.com

For Immediate Release

MELLON FINANCIAL CORPORATION SIGNS DEFINITIVE AGREEMENT

TO ACQUIRE CONTROL OF PARETO PARTNERS

Becomes One of World’s Largest Currency Overlay Managers

BOSTON, July 30, 2004—Mellon Financial Corporation (NYSE:MEL) announced that it has signed a definitive agreement to acquire the 70% of Pareto Partners that it does not currently own from Pareto’s employees and XL Capital Ltd (NYSE:XL).

Mellon will be acquiring Pareto’s currency management business, which manages $35 billion in assets and is one of the largest in the world, and Pareto’s global fixed-income asset management business, which manages $3 billion. In a separate transaction, Pareto will sell its New York-based core/core plus and high-yield fixed income asset management businesses, with approximately $3 billion under management, to MacKay Shields LLC, a unit of New York Life Insurance.

Terms of the transactions were not disclosed.

Mellon Financial has worked closely with Pareto’s leadership team and owned a portion of the business since it was created in 1991. Pareto’s employees currently own 40% of the firm, while Mellon and XL Capital Ltd each own 30%. The transaction is expected to close in the third quarter of 2004, subject to receipt of regulatory and other approvals.

“Pareto’s currency management business is becoming an increasingly integral part of our strategic growth plans, and we are looking forward to leveraging Pareto’s intellectual capital and global perspective to create additional innovative strategies for the benefit of our clients,” said Ronald P. O’Hanley, Mellon vice chairman and president of its institutional asset management business. “The global fixed-income operation will augment the capabilities of our Standish Mellon Asset Management subsidiary.”

Mitchell Harris, chief executive officer of Pareto, will become the non-executive chairman of Pareto. Michael Shilling, who has been head of portfolio services at Pareto since 1998, will become Pareto’s chief executive officer. Pareto will focus exclusively on currency strategies. Pareto’s fixed income professionals in London and Los Angeles will join Standish Mellon, a Mellon subsidiary that is the sixth-largest fixed income manager in the world with approximately $200 billion in assets under management.

Harris has relocated to Boston and will become chief executive officer of Standish Mellon, succeeding William Adam, who will become chairman of Standish Mellon until he retires at the end of the year. Ted Ladd, Standish Mellon’s current chairman, will become chairman emeritus.

Harris said, “By working more closely with Mellon, Pareto has the best of both worlds, it will remain autonomous from an investment and management perspective and will be able to focus its resources exclusively on currency management for its clients. On the global fixed income side, we can leverage Standish Mellon’s scale, substantial resources and reputation.”

Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, human resources services and treasury services. Mellon has approximately $3.6 trillion in assets under management, administration or custody, including more than $675 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management Limited. News and other information about Mellon is available at www.mellon.com.

# # #